EXHIBIT 99(a)

CONSENT OF HOVDE FINANCIAL LLC

We hereby consent to the inclusion of our opinion letter dated April 19, 2005 to the Board of Directors of Horizon Capital Bank as Appendix C to the Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 of Cullen/Frost Bankers, Inc. and to the references to our name and to the description of such opinion letter contained in the Proxy Statement-Prospectus under the captions “Summary—Horizon’s Reasons for the Merger,” “Summary—Hovde Financial Provided an Opinion to Horizon’s Board stating that, as of April 19, 2005 and based upon and subject to the factors and assumptions set forth in the opinion, that the Merger Consideration was Fair From a Financial Point of View to Horizon Shareholders,” “The Merger—Background of the Merger,” “The Merger—Horizon’s Reasons for the Merger,” “The Merger—Opinion of Horizon’s Financial Advisor,” and “The Merger—Miscellaneous.” By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that would come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

HOVDE FINANCIAL LLC

Washington, D. C.

June 30, 2005